SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 9, 2007

ATLANTIC BANCGROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	001-15061	59-3543956
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
Of incorporation)		Identification No.)

1315 South Third Street
Jacksonville Beach, Florida 32250
(address of principal executive offices)
Registrant’s telephone number: (904) 247-9494

ITEM 2.02.  Results of Operation and Financial Condition

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, reports that it posted net income of $201,000 for the third quarter of 2007, compared to net income of $536,000 for the same period of 2006, a decrease of $335,000 or 62.5%. During the third quarter of 2007, Oceanside Bank increased its allowance for loan and lease losses by $300,000, to reflect management’s assessment of the probable losses in the loan portfolio attributable to the recent weakening of the real estate markets.

Fully diluted earnings per share in the third quarter of 2007 were $.16, compared to $.43 for the same period of 2006.

Consolidated total assets at September 30, 2007 reached $258.2 million, an increase of 10% over September 30, 2006. Consolidated deposits and consolidated net loans grew 7% and 12%, respectively, over the same period, with consolidated deposits at $201.9 million and consolidated net loans at $193.6 million at September 30, 2007.

Date:     November 9, 2007

Atlantic BancGroup, Inc.
(Registrant)

By:	/s/ Barry W. Chandler
Barry W. Chandler
Principal Executive Officer